Exhibit 5.1

Glen Y. Sato (650) 843-5502 gsato@cooley.com	VIA EDGAR

March 18, 2011

Affymax, Inc.

4001 Miranda Ave.

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Affymax, Inc., a Delaware corporation (the “Company”), of up to 9,745,762 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 1,271,186 shares that may be sold pursuant to the exercise of an over-allotment option), pursuant to the Registration Statement on Form S-3 (No. 333-165220), originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 4, 2010 (the “Registration Statement”), and the related prospectus dated as of April 22, 2010 included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). All of the Shares are to be issued and sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Sincerely,

COOLEY LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato